Exhibit 10.22

[English Summary]

Jiangxi Province Zhangshu City Yang-sheng (Nourishing Life) Tourism
Development Project Investment Agreement

Party A: Jiangxi Province Zhangshu City Government
Party B: Yida (Fujian) Tourism Limited Company

Purpose:
Party B will be investing in the Jiangxi Province Zhangshu City Yang-sheng (Nourishing Life) tourism development project (the “Project”), including spas, parks, hotels, towns and nourishing life manors, etc.

Project Area:
6,000 mu (actual land use right is around 3,000 mu, others will be provided in other ways)
Party B may obtain the land use rights from Party A through public listing transaction. The payment amount shall be the amount in the public listing transaction.

Exclusive Clause:
Party A agrees not to introduce or approve other projects similar to the thermohaline spring tourism after the completion of Party B's project and to support Party B's project to establish the first tourism brand of nourishing-life paradise in China.

Benefits:
Party A agrees to waive the use fees of the project tourism resources and thermohaline spring water resources, the local administrative fees (registration, etc.) during the project construction and the local portion among the department administrative fees above the provincial and municipal levels. The self-supporting institutions charge the half of the minimum standard fees.

Party A agrees that the electricity charges of lighting project shall be according to the urban street light electricity standard.

Jurisdiction:
Law of China

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement. If the parties cannot reach the settlement, then either party can resolve the dispute by the courts of Nanchang City or Fuzhou City.

Date of the Agreement:
April 18, 2010

Supplement

Party A will reimburse the excess amount of public land listing price that is over 8,000 RMB per Mu, and the reimbursement will refund to Party A for the use of construction within one month.

For the cultivated land leased from Party A to Party B, the rent is 200 RMB per mu annually. The rent for the mountain and forest shall be 150 RMB per mu annually. The rent is payable annually and is due by the end of January of each year.

Date of Agreement:
April 18, 2010